Registration No. 333-

As filed with the Securities and Exchange Commission on February 23, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

DELUXE CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-0216800
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3680 Victoria St. N.

Shoreview, Minnesota 55126-2966

(Address of principal executive offices,

including zip code)

DELUXE CORPORATION 2017 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Lee J. Schram

Chief Executive Officer

Deluxe Corporation

3680 Victoria St. N.

Shoreview, Minnesota 55126-2966

(651) 483-7111

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $1.00 per share	6,390,547 shares	$71.455	$456,636,536	$56,851.25

(1)         Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that become issuable under the Deluxe Corporation 2017 Long-Term Incentive Plan by reason of any stock dividend, stock split, reorganization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)         Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended.  The proposed maximum offering price is based on the average of the high and low prices of Deluxe Corporation common stock as reported on the New York Stock Exchange on February 15, 2018.

EXPLANATORY NOTE

The shareholders of Deluxe Corporation (“Deluxe” or the “Company”) approved the Company’s 2017 Long-Term Incentive Plan (the “2017 Plan”) on May 2, 2017 (the “Effective Date”). As provided in the 2017 Plan, 5,000,000 shares of common stock, par value $1.00 per share (“Common Stock”), are available for issuance thereunder. In addition, the number of shares of Common Stock available for issuance under the 2017 Plan will be increased by the number of shares subject to awards (made under the 2017 Plan or that were outstanding under the Company’s 2012 Long-Term Incentive Plan (the “2012 Plan”)) that are forfeited, terminate, expire, or are settled in cash without the delivery of any shares. The Company’s authority to grant new awards under the 2012 Plan terminated upon stockholder approval of the 2017 Plan on the Effective Date.

The purpose of this registration statement is to register the 5,000,000 shares being registered for the first time pursuant to the 2017 Plan and the 1,390,547 shares (the “Carryover Shares”) that remained available for grants under the 2012 Plan as of the Effective Date and were previously registered on a Form S-8, filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2012 (File No. 333-181435) (the “2012 S-8”). The 2012 S-8 registered 5,000,000 shares of Common Stock, equal to the total number of shares of Common Stock then available under the 2012 Plan.

Additional shares of Common Stock registered under the 2012 Plan may become available for future grants under the 2017 Plan if awards made under the 2012 Plan that were outstanding on the Effective Date are forfeited, terminate, expire, or are settled in cash without the delivery of any shares. Such shares may be registered for issuance under the 2017 Plan pursuant to subsequent registration statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

The following documents have been filed with the SEC by the Company and are incorporated by reference in this registration statement:

(a)                               the Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

(b)                               all other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in subsection (a) above; and

(c)                                the description of the Company’s common stock contained in any registration statement or report filed by the Company under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.                                                         Description of Securities.

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                         Indemnification of Directors and Officers.

Section 302A.521, subd. 2, of the Minnesota Business Corporation Act (the “MBCA”) requires Deluxe to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Deluxe against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding (collectively, “Losses”) if, with respect to the same acts or omissions, such person: (1) has not been indemnified by another organization or employee benefit plan for the same Losses; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedures have been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s official capacity as director, officer, member of a committee of the board or employee, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in a director’s, officer’s or employee’s capacity as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation.

Article XII of Deluxe’s Amended and Restated Articles of Incorporation provides that no director of Deluxe shall be personally liable to Deluxe or its shareholders for monetary damages for breach of fiduciary duty by such director as a director. Article XII does not, however, limit or eliminate the liability of a director to the extent provided by applicable law for (i) any breach of the director’s duty of loyalty to Deluxe or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing a dividend, stock repurchase or redemption or other distribution in violation of Minnesota law or for violation of certain provisions of Minnesota securities laws or (iv) any transaction from which the director derived an improper personal benefit.

The Bylaws of Deluxe provide that Deluxe shall indemnify such persons for expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by the provisions of the Minnesota Statutes relating to indemnification of directors, officers and employees of Minnesota corporations.

Deluxe maintains an insurance policy or policies to assist in funding the indemnification of directors and officers for certain liabilities.

Item 7.                                                         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2010).

4.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on October 23, 2008).

5.1	Opinion of Faegre Baker Daniels LLP.

10.1

Deluxe Corporation 2017 Long-Term Incentive Plan (incorporated by reference to Appendix B to the Company’s Proxy Statement for its 2017 Annual Meeting of Shareholders filed with the SEC on March 17, 2017).

23.1	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney.

Item 9.                                                         Undertakings.

(a)                               The undersigned registrant hereby undertakes:

(1)                               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shoreview, State of Minnesota, on February 23, 2018.

DELUXE CORPORATION

By:	/s/ Lee J. Schram
Lee J. Schram
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on February 23, 2018.

	Signature	Title

	/s/ Lee J. Schram	Chief Executive Officer and Director
	Lee J. Schram	(Principal Executive Officer)

	/s/ Keith A. Bush	Senior Vice President, Chief Financial Officer
	Keith A. Bush	(Principal Financial Officer and Principal Accounting Officer)

	/s/ *	Director
Ronald C. Baldwin

	/s/ *	Director
Don J. McGrath

	/s/ *	Director
Cheryl E. Mayberry McKissack

	/s/ *	Director
Neil J. Metviner

	/s/ *	Director
Stephen P. Nachtsheim

	/s/ *	Director
Thomas J. Reddin

	/s/ *	Director
Martyn R. Redgrave

	/s/ *	Director
John L. Stauch

	/s/ *	Director
Victoria A. Treyger

*By:	/s/ Lee J. Schram
Lee J. Schram, Attorney-in-Fact